SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                      SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934

 Filed by the Registrant [x]
 Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[x ] Preliminary Proxy Statement
[  ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to 240.14a-11(c)or 240.14a-12


                          PHARMHOUSE CORP.

          (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

[  ] Payment of filing  Fee (Check the appropriate box):
[x ] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a6(i)(1) and 0-11.

1)  Title of each class of securities to which  transaction applies:
          Common Shares, par value $.01
2)  Aggregate number of securities to which transaction applies:
3)  Per unit  price  or  other underlying value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed    maximum    aggregate   value   of   transaction:
5) Total fee paid:
6)
7)  [X ] Fee paid previously with preliminary materials.
8)
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)  Amount Previously Paid:
2)  Form Schedule or Registration Statement No.:
3)  Filing Party:
4)  Date Filed:
                                      Preliminary Proxy Statement
                                          dated February 2, 1999


<BOLD>
                          PHARMHOUSE CORP.
                 Route 18, Midstate Shopping Center
                  East Brunswick, New Jersey  08816

</BOLD>
                                           February__ , 1999

TO OUR SHAREHOLDERS:

      You are cordially invited to attend a special meeting of the shareholders of Pharmhouse Corp., a New York corporation (the "Company"), to be held on March 3rd, 1999, at the offices of Herrick, Feinstein LLP, Two Park Avenue, 21st floor, New York, New York 10016 at 10:00 a.m.,New York time (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of
Merger (the "Merger Agreement") dated as of December 17, 1998 among the Company, Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor"), and Pharmacy Acquisition Corp., a New York corporation and wholly-owned subsidiary of Phar-Mor ("Merger Sub"), pursuant to which (a) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"), and (b) each outstanding share of common stock of the Company, $.01 par value
("Common   Shares") will be converted into the right to receive
$3.25 per share in cash, subject to certain adjustments described in the accompanying Proxy Statement, and the outstanding shares of Merger Sub will be converted into new shares of Common Shares of the Surviving Corporation.

      Details of the proposed transaction and other important information are contained in the accompanying Proxy Statement.

      After careful consideration, and upon the unanimous
recommendation   of   the  members  of  the  Special Committee of
Independent Directors, the Board of Directors of the Company has unanimously approved the Merger Agreement and determined that the transactions contemplated by the Merger Agreement are in the best
interests of the Company and its shareholders.   The Board of
Directors unanimously recommends a vote FOR approval and adoption of the Merger Agreement.

      In addition, in connection with its approval of the transaction with Phar-Mor, the Board of Directors received a written opinion, dated  December 16, 1998, from Jefferies &
Company, Inc. ("Jefferies") to the effect that, as of the date of such opinion and subject to certain considerations stated
therein, the per share price to be received by the holders of Common Shares was fair to such holders from a financial point of view. The full text of the written opinion dated December 16, 1998 of Jefferies, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex A to the enclosed Proxy Statement and should be read in its
entirety.   On  __________, 1999, Jefferies advised the Board of
Directors of the Company of its confirmation of the fairness opinion delivered December 16,1998.

<BOLD>
       We urge you to read the enclosed material carefully and request that you sign, date and return the enclosed proxy form in the enclosed envelope as soon as possible. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card.
</BOLD>

                                   Sincerely,
                                   /s/ KENNETH A. DAVIS
                                   Kenneth A. Davis
                                   President, Chief Executive Officer
                                   and Chief Operating Officer


<BOLD>
                          PHARMHOUSE CORP.
                 Route 18, Midstate Shopping Center
                  East Brunswick, New Jersey  08816
</BOLD>
                  -----------------------------------

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON MARCH 3RD, 1999


To the Shareholders of Pharmhouse Corp.:

       NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of PHARMHOUSE CORP., a New York corporation (the "Company"), will be held on March 3rd, 1999, at the offices of Herrick Feinstein LLP, Two Park Avenue, 21st floor, New York, New York 10016 at 10:00 a.m., New York time (the "Special Meeting"), for the following purposes:

1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 17, 1998 among the Company, Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor"), and Pharmacy Acquisition Corp., a New York corporation and wholly-owned subsidiary of Phar-Mor ("Merger Sub"), pursuant to which (a) Merger Sub will be merged with and into the Company, with the Company being the surviving corporation, and (b) each outstanding share of common stock of the Company ("Common Shares") will be converted into the right to receive $3.25 in cash, subject to certain adjustments described in the accompanying Proxy Statement, and the outstanding shares of Merger Sub will be converted into new Common Shares of the Surviving Corporation.

2. To transact such other business as may properly come before the Special Meeting or any postponements or adjournments thereof.

       The Board of Directors has fixed the close of business on January 13, 1999 as the record date for the determination of the holders of Common Shares entitled to notice of, and to vote at, the Special Meeting. Accordingly, only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement
thereof.   The affirmative vote of two-thirds of the outstanding
Common Shares entitled to vote thereon is necessary for approval and adoption of the Merger Agreement and the transactions contemplated thereby.

       Enclosed with this Notice is a Proxy Statement, and the documents annexed thereto, which contain further information regarding the Special Meeting, the Merger Agreement and other related matters. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy form and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Special Meeting. Any shareholder attending the Special Meeting may vote in person even if he or she has returned a proxy.
                                   Sincerely,
                                   /s/ MARCIE B. DAVIS
                                   Marcie B. Davis
                                   Executive Vice President,
                                   Secretary and Treasurer

New York, New York
February____, 1999


<BOLD>
                         Your vote is important

          Please   complete   and  sign  the  accompanying  form   of
          proxy and return it promptly in the enclosed envelope whether or not you intend to be present at the Special Meeting. No postage is required if mailed in the United States. Returning your proxy does not affect your right to change your vote or vote in person in the event you attend the Special Meeting. Please do not send in your Common Stock certificates at this time.
</BOLD>

                          PHARMHOUSE CORP.
                 Route 18, Midstate Shopping Center
                  East Brunswick, New Jersey  08816



               ---------------------------------------
                           PROXY STATEMENT
               ---------------------------------------

----------------------------------------------------------------

                 SPECIAL MEETING OF SHAREHOLDERS

                          MARCH  3RD, 1999

----------------------------------------------------------------

INTRODUCTION

General

      This Proxy Statement is furnished in connection with the solicitation by Pharmhouse Corp., a New York corporation (the "Company"), for use at a special meeting of the shareholders of the Company (the "Shareholders") to be held on March 3rd, 1999 at the offices of Herrick Feinstein LLP, Two Park Avenue, 21st floor, New York, New York 10016, at 10:00 a.m., New York time (the "Special Meeting"), and at any postponements or adjournments thereof. The approximate date on which a definitive Proxy Statement and the accompanying proxy will first be mailed to Shareholders is February ____, 1999.


      At the Special Meeting, the Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement. The Merger Agreement provides, subject to the approval of the Shareholders at the Special Meeting and to other terms and conditions contained therein, for the merger of Merger Sub with and into the Company, with the Company being the Surviving
Corporation (the "Merger"). Pursuant to the Merger Agreement, each outstanding Common Share (each, a "Share" or "Common
Share"), other than Common Shares held by the Company as treasury stock or owned by Phar-Mor or any subsidiary of Phar-Mor, will be converted into the right to receive $3.25 per Share in cash, subject to certain adjustments described below (the "Merger Consideration"). See "THE MERGER-The Merger Agreement-
Adjustments to the Merger Consideration". The outstanding shares of common stock of Merger Sub will be converted into newly issued Common Shares.

      Under the Company's By-Laws, a majority of the outstanding Common Shares entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Section 903 of the New York Business Corporation Law ("NYBCL") requires the affirmative vote of at least two-thirds of all the outstanding Shares as of the Record Date (as defined below), or approximately 1,739,124 Shares, for approval of the Merger Agreement.


<Page 2>
      Pursuant to the terms of the Merger Agreement, after the approval and adoption of the Merger Agreement by the Shareholders, the satisfaction or waiver of all other conditions contained in the Merger Agreement, and the filing of a Certificate of Merger with the Department of State of the State of New York in accordance with Sections 901 and 904 of the NYBCL (the date and time of such filing being hereinafter referred to as the "Effective Time"), each Common Share issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of the Company which will be canceled and retired without any conversion thereof and without any payment with respect thereto) will be canceled, retired and converted into the right to receive in cash, without interest thereon, $3.25, subject to the adjustments described below in "THE MERGER-The Merger Agreement-Adjustments to the Merger Consideration".

Voting at the Special Meeting

      The Board of Directors has fixed the close of business on January 13, 1999 as the record date (the "Record Date") for the determination of Shareholders entitled to notice of and to vote at the Special Meeting. At the close of business on January 13, 1999, there were 2,608,555 Shares issued and outstanding, each of which is entitled to one vote at the Special Meeting, held by approximately 2,312 holders of record.

       Shares represented by a properly signed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the
proxy is marked as casting a vote or abstaining.   Proxies
relating to "street name" Shares that are voted by brokers will be counted as Shares present for purposes of determining the presence of a quorum, but will not be treated as Shares having voted at the Special Meeting as to the Merger proposal if authority to vote is withheld by the broker.  As indicated above,
Section 903 of NYBCL requires the affirmative vote of at least two-thirds of all the outstanding Shares for approval of the Merger Agreement. Accordingly, abstentions and broker non-votes will have the same effect as votes against the approval of the Merger
Agreement.   See "THE MERGER-Interests of Certain Persons in the
Merger-Voting Agreements".

      In order to vote on the approval of the Merger Agreement at the Special Meeting, Shareholders may attend the Special Meeting or promptly sign, date and return the enclosed proxy form in the enclosed envelope.

THE MERGER

Background of the Merger

      The Company has incurred losses from its operations in four of its last five fiscal years. It reported positive net income for the 1997 fiscal year only because of a non-reccurring gain resulting from the cancellation of indebtedness in connection with the settlement of the Company's litigation with Woolworth

<Page 3>
Corporation. In addition, the Company labored under the limitations posed by a lack of adequate capital. Furthermore,the Company has been subject to intense competition in many of its store locations and has from time to time encountered difficulties in obtaining sufficient credit to enable it to stock its stores with adequate merchandise inventory.

      Given the inability of the Company to obtain additional capital, the lack of sufficient trade credit which, in turn, adversely affects its ability to maintain adequate merchandise inventory levels in its stores and the continuing losses from operations, the Board of Directors of the Company (the "Board") had for some time considered and attempted to pursue various strategic alternatives which might be available to the Company and would be in the best interests of its shareholders. Those alternatives included attempts to seek additional capital and/or to effect a transaction with a strategic partner. The Company engaged investment banks and financial advisors since mid-1997 for that purposes. The most recent and current investment bank and financial advisor retained by the Company was Jefferies & Company, Inc. ("Jefferies"), with whom the Company had a relationship with one of its principals since late 1994. Management was aware that Jefferies has expertise in the discount drug industry, including representing other parties in the industry, including Phar-Mor.
The terms of the Company's retention of Jefferies were negotiated by management in January, 1998 and members of the Board were advised of and approved such retention. These terms included that Jefferies would act as the Company's financial advisor in the event of any acquisition or sale of the Company and that, if requested by the Company, Jefferies would be available to render a fairness opinion.

      During the past three years, the Company, directly and through its financial advisors, furnished financial information to approximately 15 potential capital sources. However, none of these efforts to raise capital resulted in any interest by such parties to participate in a transaction with the Company and all its efforts to raise additional equity capital were unsuccessful.

      In early 1998, the Company was involved in preliminary discussions with a financial group to participate in a roll up transaction with several other companies in the discount drug industry. Management of the Company continued to participate in negotiations pertaining to the roll up transaction from time to time.

      On September 3, 1998, Kenneth A. Davis, President and Chief Executive Officer of the Company, initiated direct telephone contact for the first time with David M. Schwartz, President and Chief Operating  Officer of Phar-Mor.  The purpose of
this conversation was that Mr. Davis desired to speak to Mr. Schwartz regarding the status of the roll up transaction and the role to be played by Phar-Mor in the proposed transaction. The parties also discussed the general status of the discount drug industry, and it was agreed that on Mr. Schwartz's next scheduled visit to New York they would meet for the first time. On September 22, 1998, Messrs. Davis and Schwartz met in New York to discuss further the status of the
potential roll up transaction.   Management of the Company
subsequently learned from other sources that it was unlikely that the roll up transaction would be implemented because the sponsor of the transaction would be unable to raise sufficient equity capital to consummate the transaction.

      On October 13, 1998, Mr. Schwartz called Mr. Davis inviting him to visit the offices and new store prototype of Phar-Mor.
Mr. Davis accepted the invitation, and on such date, went to Youngstown, Ohio, where he met with Mr. Schwartz and two members of the senior management team. The potential roll up transaction was also discussed.

       Subsequent to that meeting, Jefferies received a request from Phar-Mor for information about the Company. Upon receiving authorization from the Company, Jefferies sent Phar-Mor such information. No discussions or negotiations transpired between the Company and Phar-Mor during such time. Then, on October 29, 1998, the Company received from Phar-Mor a written offer to purchase the Company for $2.00 per Share. Management's response to Phar-Mor's initial offer was that the per share price offered by Phar-Mor had to be significantly higher. Representatives of the Company and Phar-Mor negotiated further, and on November 10, 1998, Phar-Mor increased its offer for the outstanding Shares of the Company to $3.25 per Share.

      On November 16, 1998, the Board held a special meeting to consider the terms of the proposed transaction. The Board determined to establish a Special Committee of Independent
Directors (the "Special Committee") to review and recommend to the Board the actions to be taken with respect to a proposed merger with Phar-Mor as well as to review the alternatives available to the Company in light of the problems then confronting the Company, including limited capital, increasingly stringent trade credit and insufficient merchandise inventory in a highly competitive industry.
In light of the significant representation on the Board of members of management of the Company, the Board determined to establish the Special Committee for the purpose of having the non-management directors review the terms of the proposed merger with Phar-Mor to ascertain whether the proposed transaction was fair to the shareholders of the Company. The members of the Special Committee were Michael Feder,
Peter Gerard, Melvin Katz and Raymond L. Steele.

      Representatives of Jefferies were invited to join the November
16th Board meeting since, as the Company's investment banker, Jefferies had participated in the negotiations with Phar-Mor on behalf of the Company. In addition to advising the Board and the Special Committee regarding the Merger, Jefferies was also prepared to make a presentation to the Board concerning other potential strategic alternatives available to the Company. During the November 16th meeting, the Board was informed by management of the relationships between Jefferies and Phar-Mor and the principal stockholder of Phar-Mor. Another representative of Jefferies then described certain professionals at Jefferies had a long-standing investment banking relationship with Phar-Mor's principal stockholder, including representing such stockholder in its acquisition of a controlling interest in Phar-Mor. At the conclusion of the meeting, the Board authorized management to continue negotiating the terms of a merger with Phar-Mor, subject to keeping the Special Committee and the Board fully apprised of all material developments in such negotiations.

<Page 4>
       On November 20, 1998, the Special Committee and its legal counsel met with Jefferies. The first issue discussed was the retention of Jefferies to render a fairness opinion in light of the services rendered by it to Phar-Mor and the success fee payable to Jefferies by the Company upon the consummation of a merger between the Company and Phar-Mor. See "THE MERGER-Interests of
Certain Persons in the Merger-Jefferies' Other Relationships".
Based on the information furnished by Jefferies at the November 16th Board meeting, the fact that Jefferies did not represent Phar-Mor in connection with negotiating the terms of the Merger, the individuals at Jefferies who represented Phar-Mor would not be those primarily involved in preparing and rendering the fairness opinion to the Company, and the fact that the Company had retained Jefferies as its financial advisor for purposes other than in contemplation of a transaction with Phar-Mor, the Special Committee concluded that Jefferies' prior relationship with Phar-Mor would not preclude retention of Jefferies. However, in light of such relationship, the Special Committee instructed Jefferies that the personnel assigned to assist in the preparation of the fairness opinion refrain from communicating with representatives of Phar-Mor unless otherwise instructed by the Special Committee or the Board.

      At the November 20th Board meeting, Jefferies then presented management's and its analysis of various strategic alternatives, including attempting to raise additional capital promptly or through a public offering, seeking to acquire other companies engaged in the discount drug or kindred businesses, closing additional stores (in addition to the number of stores previously returned to Woolworth pursuant to the settlement of the litigation with Woolworth) or liquidating its business. After reviewing these alternatives, Jefferies advised the members of the Special Committee that such alternatives were not feasible because they either required capital resources not available to the Company or required considerable time to be implemented. In reviewing Jefferies' presentation, the members of the Special Committee concurred with Jefferies' and management's views with respect to those alternatives and that the continued business viability of the Company was seriously threatened. The Special Committee determined to convene another meeting in order to give Jefferies the opportunity to complete its presentation with respect to the "sales value" of the Company and to review the terms of the proposed Merger with Phar-Mor from the standpoint of relevant financial criteria.

       The Special Committee and its legal counsel met with Jefferies again on November 23rd. Jefferies made its presentation with respect to the valuation of the Company, including the values which the Company and its business represented for a buyer such as Phar-Mor, including reduction of duplicative overhead expenses and the additional sales volume which the Company stores would add to Phar-Mor's operations. The Special Committee concluded, after the completion of the Jefferies presentation, that the proposed transaction with PharMor represented the most advantageous course of action now available, or likely to be available in the near future, to the Company and the Shareholders. The Special Committee instructed management to seek to minimize the contingencies to which the consummation of the Merger would be subject as well as to assure that any merger agreement with Phar-Mor would properly preserve the Board's right to consider other unsolicited offers which might ensue.

Recommendation of the Special Committee and the Board

       On December 14, 1998, the Special Committee unanimously recommended and approved the Merger Agreement and the transactions contemplated thereby, subject to execution of the definitive Merger Agreement in a form satisfactory to the Company's management but no less favorable, as a whole, to the Company than the December 11th draft Merger Agreement.

<Page 5>

       On December 14, 1998, the Board unanimously approved the Merger based upon, among other things, the unanimous recommendation and approval of the Special Committee and the presentation given by Jefferies of its fairness opinion, and resolved to recommend the Shareholders vote to approve and adopt the Merger Agreement. The Board determined that the Merger was for, to
and  in the best interests of the Shareholders.  As   noted
below and under "THE MERGER-The Merger Agreement," the Board, in the exercise of its fiduciary duties, reserved the right to
consider and accept unsolicited offers from other parties which it reasonably determines are superior to the Merger Consideration
being paid to its Shareholders by Phar-Mor in the Merger.   The
recommendation and approval of the Board was subject to the execution of the definitive Merger Agreement.

      In reaching its conclusions, the Special Committee and the Board considered and took into account the following material factors:

(a) The lack of feasible financial or business alternatives available to the Company.

(b) The history of the negotiations between representatives of the Company and the representatives of Phar-Mor, including the fact that the negotiations resulted in an increase in the price at which Phar-Mor was prepared to acquire the Shares from $2.00 to $3.25, subject to certain adjustments, described under "THE MERGER-The Merger Agreement."

(c) The fact that the $3.25 per Share cash price represents a premium of approximately 189% over the $1.125 per Share closing price on November 17, 1998, which was thirty days prior to the day the Merger was announced and a premium of approximately 79% over the $1.8125 per Share closing price on December 16, 1998, the day before the Merger was announced.

(d) The written opinion delivered to the Board by Jefferies stating that the cash consideration to be received by the Shareholders pursuant to the Merger is fair to such holders from a financial point of view. A copy of the written opinion, which sets forth the assumptions made, procedures followed, and other matters considered and limits of the review of Jefferies, is attached hereto as Annex A. <BOLD>Shareholders are urged to read such opinion is its entirely.</BOLD>

(e) The likelihood that the Merger will be consummated after the execution of the Merger Agreement, including the fact that Phar-Mor's obligations to pay the Merger Consideration to the Shareholders is not subject to a financing contingency.

(f) The $2,000,000 subordinated convertible loan being made to the Company by Phar-Mor upon execution of the Merger Agreement which will enhance the Company's liquidity pending the Merger. See "THE MERGER-Subordinated Convertible Loan Provided by Phar-Mor".

(g) The fact that the Company can terminate the Merger Agreement if the Company receives an unsolicited offer from, or enters into an agreement with, another person if the Board reasonably determines, in the exercise of its fiduciary duties, that such offer or agreement is financially superior to the Merger, subject to payment of the applicable termination fee and expenses specified in the Merger Agreement and compliance with the other terms and conditions set forth in the Merger Agreement with respect to such superior offer.

<Page 6>

      In light of the foregoing factors and considerations, neither the Special Committee nor the Board believed that there were any material negative factors to the Merger. In view of the variety of factors considered in connection with their evaluation of the Merger, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Special Committee and of the Board may have given different weights to different factors.

      The parties continued negotiating the final terms and conditions of the Merger Agreement until its execution by the parties on December 17, 1998.

      Upon execution of the Merger Agreement by the parties, PharMor extended a $2 million subordinated convertible loan to the Company, whose terms are described under "THE MERGER-Subordinated Convertible Loan Provided by Phar-Mor".


Opinion of Jefferies

      In connection with the Merger, the Company retained
Jefferies, its investment bancker and financial advisor, to evaluate the fairness, from a financial point of view, to the holders of the Common Shares of the Merger Consideration to be received
by such holders.   On December 14, 1998, Jefferies delivered a
presentation to the Board, which presentation included a draft of the fairness opinion which Jefferies was prepared to deliver. On December 16, 1998, Jefferies delivered an executed fairness opinion to the Company to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, the cash consideration to be received by the Shareholders in the Merger was fair from a financial point of view. Pursuant to an engagement letter with Jefferies, the Company agreed to pay
Jefferies a non-refundable fee of $200,000 for Jefferies rendering its opinion and to reimburse Jefferies for its reasonable out-of-pocket expenses in connection with rendering such opinion. The Company has also agreed to indemnify Jefferies and certain related parties against certain liabilities, including liabilities under the federal securities laws. See "THE MERGER-Interests of Certain Persons in the Merger-Jefferies' Other Relationships".

      Jefferies was selected by the Company based on Jefferies' experience and expertise in rendering such opinions. As part of its investment banking business, Jefferies is regularly engaged in the evaluation of capital structures and the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Furthermore, Jefferies had acted on behalf of the Company as its financial advisor in connection with the successful refinancing of its asset based lending facility with Foothill
Capital Corp. in May,1998.  See "THE MERGER-Background of the Merger".


<Page 7>

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Furthermore, in arriving at its opinion, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance of each
analysis and factor.   Accordingly, Jefferies' analyses must be
considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the fairness opinion. In its analyses, Jefferies made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein and herein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      In arriving at its opinion, Jefferies reviewed the Merger Agreement and held discussions with the Company's senior management concerning the business, operations and prospects of the Company. In conducting its analysis and arriving at its opinion, Jefferies reviewed a draft of the Merger Agreement dated December 16, 1998 and certain financial and other information that was publicly available or furnished to Jefferies by the Company, including the financial terms of the Merger, certain internal financial analyses, projections, budgets, reports and other information prepared by the Company's management. In its review and analysis and in rendering its opinion, Jefferies relied upon, but did not independently investigate or verify the accuracy, completeness and fair presentation of, the financial and other information that was provided to it by the Company, or that was publicly available to it (including, without limitation, the information described above and the financial projections prepared by the Company regarding the future performance of the Company). The opinion is expressly conditioned upon such information
(whether written or oral) being complete, accurate and fair in all respects.

     Jefferies also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Jefferies considered relevant in evaluating the Merger and Merger Consideration and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Jefferies considered relevant in evaluating those of the Company. In addition to the foregoing, Jefferies conducted such other analyses and examinations and considered such other financial, economic and market criteria as Jefferies deemed appropriate in arriving at its opinion. Jefferies noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Jefferies as of the date of its opinion.

<Page 8>

      With respect to financial forecasts and other data provided to or otherwise reviewed by or discussed with Jefferies, the management of the Company advised Jefferies that such forecasts and other data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Jefferies did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities
(contingent or otherwise) of the Company. No limitations were imposed by the Company on Jefferies with respect to the investigations made or procedures followed by Jefferies in rendering its opinion, other than as described in "THE MERGER-Background of the Merger".

<BOLD>
      The full text of the written opinion of Jefferies dated December 16, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex A and is incorporated herein by reference.
Holders of Shares are urged to read this opinion carefully in its entirety. Jefferies' opinion is directed only to the fairness of the cash consideration to be received by holders of Shares in the Merger from a financial point of view, does not address any other aspect of the offer, the Merger or related transactions and does not constitute a recommendation to any Shareholder as to how such Shareholder should vote at the Special Meeting. The summary of the opinion of Jefferies set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
</BOLD>

Interests of Certain Persons in the Merger

Jefferies' Other Relationships

      As noted under "THE MERGER-Background of the Merger", Jefferies has also been retained as the Company's exclusive financial advisor with respect to the Merger. Jefferies will receive approximately $520,000 if the Merger is consummated.

      Jefferies has provided investment banking and financial
advisory   services to Phar-Mor and received customary fees for
rendering such services. During 1996 and 1997, Phar-Mor paid Jefferoes fees and expenses of approximately $645,125 in connection with a transaction which was not consummated. During 1998, Jefferies was retained by Phar-Morto provide general corporate financial advisory services and has been paid customary fees for its services. Jefferies did not represent Phar-Mor or provide any services to Phar-Mor in connection with the Merger or the Merger Agreement.

<Page 9>

Agreements with Executive Officers

      In November, 1998, the Company renewed and extended the written employments agreements of Manfred Brecker, Chairman of the Board; Kenneth A. Davis, President, Chief Executive Officer and Chief Operating Officer of the Company, and Richard A. Davis, Senior Vice President-Finance and Chief Financial Officer. The previously existing agreements with these officers were due to expire in on January 30, 1999. The Company also executed written employment agreements with Marcie B. Davis, Executive Vice President and Secretary; Joseph Keller, Senior Vice President-Administration and Operations; Daniel Thigpen, Vice President-Store Operations; and Eileen Abbate, Vice President-Advertising. All of these employment agreements were authorized in principle by the Board in January, 1998. All the agreements provide for an employment term continuing through the Company's 2002 fiscal year (January 31, 2002), other than (i) the agreement with Richard Davis, which continues through the Company's 2001 fiscal year and (ii) the agreements with Messrs. Keller and Thigpen and Ms. Abbate, which provide for a one year term expiring November 6, 1999 with automatic annual renewals unless a termination notice is given by either party to the other. Each of the employment agreements specifies a minimum base salary for each of the officers respectively, and in the case of Mr. Kenneth Davis, an incentive bonus based on the Company's pre-tax earnings. Currently, the base salary of each of the officers as of February 1, 1999, is as follows: Kenneth Davis:
$330,750, subject to annual cost of living increases;  Mr. Brecker:
$100,000 (except that from November 6, 1998 through January 31, 1999, the annual base salary for Mr. Brecker was $175,000); Marcie
Davis: $147,000, subject to annual cost of living increases;
Richard Davis: $138,915, subject to annual cost of living increases; Mr. Keller: $125,000; Mr. Thigpen: $125,000; and Ms.
Abbate: $90,000.

      If (a) the Company terminates Manfred Brecker's or Kenneth Davis's employment in breach of their respective agreements, or (b) subsequent to a change of control of the Company, any of Messrs. Brecker, Davis, Keller and Thigpen or Ms. Davis and Ms. Abbate terminate their respective agreements with the Company for "Good Reason" (as defined below), each agreement provides that the officer will be entitled to (A) a lump sum amount equal to the discounted present value of (i) three years of his base salary then in effect in the case of Mr. Brecker and Kenneth Davis;
(ii) two years in the case of Marcie Davis and (iii) one year in the case of each of Richard Davis, Messrs. Keller and Thigpen and Ms. Abbate, or, (B) at the election of the officer, to continue to be paid his base salary for a period of (i) three years from the date of termination of employment in the case of Mr. Brecker and Kenneth Davis; (ii) two years in the case of Marcie Davis and
(iii) one year in the case of each of Richard  Davis, Messrs.
Keller and Thigpen and Ms. Abbate. The officer will have "Good Reason" to terminate his or her employment with the Company if, subsequent to a change of control of the Company, (i) the officer is assigned duties materially inconsistent with his or her duties prior to the change of control; (ii) there is a significant change in such employees' responsibilities, status, titles or reporting responsibilities; (iii) there is a reduction in the employee's base salary; (iv) there is any change or relocation of the offices where the officer performs his or her primary duties to a location which is more than 50 miles from such prior location; (v) the officer is removed or fails to be reelected as a principal executive of the Company; and/or (vi) the Company fails to cause any surviving entity or transferee of the Company to assume all of the Company's obligations under the employment agreement.

<Page 10>

     The employment agreements also provide that if the compensation the officers receive upon termination results in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the compensation payable is to be reduced to the largest amount that will result in no portion of the compensation being subject to the excise tax unless such reduction will result in the employee receiving less net compensation than he or she would have received if such payment was not so reduced and all such taxes were withheld.

      All employee benefit plans in which the officer was entitled to participate prior to termination shall be maintained by the Company
(i) for the number of years remaining in the employment term of Mr. Brecker; (ii) for three years after the termination of employment of Kenneth Davis; (iii) for two years after the termination of employment of Marcie Davis; and (iv) for one year after the termination of employment of Richard Davis, Messrs.
Keller and Thigpen and Ms. Abbate. In the case of Ms. Davis, Ms. Abbate, Richard Davis, and Messrs. Keller and Thigpen, if the change of control occurs as a result of the Company's merger with another entity, said officers shall only be entitled to receive such benefits as the surviving entity makes available to its officers having approximately the same scope or level of responsibility and compensation as the officer who is terminated.

      The employment agreements with Marcie Davis and Richard
Davis provide that if the Company terminates such officers without cause (as defined therein), the officers will receive their respective base salary then in effect for two years and one year, respectively, from the date of termination. Pursuant to the terms of the agreements with each of Messrs. Keller and Thigpen and Ms. Abbate, if the employee is terminated without cause subsequent to a change of control, or if the Company fails to extend the employment term after a change of control, payment of the base salary will continue for one year thereafter.

      The Merger will constitute a change of control of the Company, as defined in the employment agreements, and therefore it is anticipated that most if not all of the aforementioned officers will either terminate their employment agreement for "Good Reason" or be terminated by the Company, thereby triggering the payments described above.

Stock and Option Holdings of Directors and Officers

      The officers and directors of the Company hold an aggregate of 780,840 Shares, including 396,939 shares subject to the Company's option plans (excluding for purposes hereof the Shares owned by Mrs. Brecker, the wife of Manfred Brecker, and Shares held by trusts for the benefit of Mr. Brecker's adult children). See "OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS AND FIVE PERCENT SHAREHOLDERS". Accordingly, the officers and directors will receive an aggregate of $2,537,730 from the total Merger Consideration (based) on a per Share price of $3.25 per Share) paid by Phar-Mor to the Shareholders.

<Page 11>

Voting Agreements

      As an inducement to Phar-Mor entering into the Merger Agreement, each of Kenneth Davis, Anne Brecker (the wife of
Manfred Brecker), Marcie Davis and Manfred Brecker (collectively, the "Voting Shareholders") entered into a Voting and Payment
Agreement (collectively, the "Voting Agreements") with Phar-Mor, pursuant to which the Voting Shareholders agreed that at every meeting or approval by written consent at which the Merger
Agreement and the Merger are considered or voted on, they would vote all of their Shares in accordance with the recommendation of the Board. The statements made in this Proxy Statement summarizing the Voting Agreement are qualified in their entirety by reference to the text of the Voting Agreement, and are expressly made subject to the more complete information set forth therein. The full text of the Voting Agreement is attached as Annex C to this Proxy Statement and should be read in its entirety.

      The Voting Shareholders own, collectively, 740,715 of the 2,608,555 Shares outstanding as of the record date for the Special Meeting. Accordingly, approval of the Merger Agreement is assured if an additional 998,409 Shares are voted in favor of the Merger Agreement.

      The Voting Shareholders also agreed that if (i) an Acquisition Proposal (as defined in the Merger Agreement; see
"THE MERGER-The Merger Agreement - Covenants of the Company; No Solicitation") is made known and thereafter the Shareholders do not approve the Merger or (ii) the Merger Agreement is terminated as a result of either (a) the Board failing to recommend, or withdrawing or modifying in a manner adverse to Phar-Mor, its approval of the Merger Agreement or failing to include its recommendation of the Merger in the proxy statement or having recommended or approved a Superior Proposal (as defined in the Merger Agreement; see "THE MERGER-The Merger Agreement-
Covenants of the Company; No Solicitation") or (b) the Pre
Closing Balance Sheet showing that the Net Assets of the Company exceeds $7,000,000 (as such terms are defined in the Merger Agreement; see "THE MERGER-The Merger Agreement-Adjustments to the Merger Consideration), and if in either case until June 30, 2000 the Voting Shareholder sells, transfers or assigns any Shares subject to the Voting Agreement for consideration in excess of $3.25 per Share, such Voting Shareholder shall be required to remit to Phar-Mor all such excess consideration.

      In addition, the Voting Shareholders agreed that any shares of capital stock of the Company they acquire prior to the vote by the Shareholders of the Merger will be subject to the Voting
Agreement. The Voting Shareholders also have agreed: (i) not to sell, assign, pledge or otherwise transfer their Shares until the vote by the Shareholders on the Merger, and (ii) from such time until June 30, 2000, not to sell, assign or transfer the Shares other than for value in a bona fide arms' length transaction to an unaffiliated transferee.

Indemnification and Insurance

      The Merger Agreement providesthat for a period of seven years after the Effective Time, Phar-Mor will, and will cause the Surviving Corporation to (i) indemnify and hold harmless the present and former officers, directors, and employees of the Company against all costs and expenses in respect of acts or omissions occurring prior to the Effective Time to the fullest

<Page 12>

extent permitted under the Company's certificate of incorporation and by-laws, and (ii) to the fullest extent permitted under applicable law, advance to such persons fees and expenses incurred in defending any action with respect to which indemnity may be available under the Company's certificate of incorporation or by-laws upon receipt by such person of an undertaking reasonably satisfactory to Phar-Mor to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
For seven years after the Effective Time, PharMor will use commercially reasonable efforts to provide officers'and directors' liability insurance and fiduciary liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy and fiduciary liability insurance policy on terms with respect to coverage and amounts no less favorable in any material respect than those of such policies in effect on the date of the Merger Agreement. Phar-Mor may satisfy such obligation by purchasing officers' and directors' liability and fiduciary liability run-off coverage for such period. During such seven year period, Phar-Mor shall not cause or permit any amendment or other change to the certificate of incorporation or by-laws of the Surviving Corporation which would adversely affect the indemnification rights of former officers, directors and employees of the Company, except to the extent that any such amendment may be required by applicable law. If Phar-Mor, the Surviving Corporation or any of their respective successors and assigns (i) consolidates or merges with any other person and is not the surviving entity, or (ii) transfers all or substantially all of its properties and assets to any person, the successors and assigns of Phar-Mor or the Surviving Corporation, as the case may be, shall assume these obligations. Proper provision will be made so that any such successors or assignees shall assume all of the foregoing obligations.

Payment of Merger Consideration for the Shares

      Promptly following execution of the Merger Agreement, Phar-Mor appointed Harris Bank & Trust Company to act as the paying agent (the  "Paying Agent").  On or prior to the
Effective Time, Phar-Mor shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount equal to the aggregate Merger Consideration. Promptly after the Effective Time, the Paying Agent will send a transmittal letter and instructions to each person that was a record holder of the
Common Stock immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her
certificate or certificates in exchange for $3.25 in cash, or such amount as adjusted pursuant to the terms of the Merger Agreement, for each formerly outstanding Share. Shareholders must carefully comply with the instructions on such transmittal
letter and   return it, along with their certificates, to the
Paying Agent pursuant to the terms thereof in order to receive the payment to which they are entitled pursuant to the terms of the Merger Agreement. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. It is therefore recommended that certificates be surrendered promptly upon receipt of the transmittal letter and instructions from the Paying Agent.

<BOLD>
      Instructions with regard to the surrender of Share certificates to the paying agent, together with a letter of transmittal to be used for this purpose, will be forwarded to the Shareholders as promptly as practicable following the Effective Time. Shareholders should surrender Share certificates only after receiving a letter of transmittal. Shareholders should not send any Stock certificates at this time.
</BOLD>

<Page 13>

      The Paying Agent or Phar-Mor, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration such amounts as they are permitted to deduct and withhold under applicable law. To the extent any amounts are withheld, such amounts shall be treated as having been paid to the person with respect to whom such deduction and withholding was made. If, with respect to any Shares, the cash price of $3.25 per Share, or such amount as adjusted pursuant to the terms of the Merger
Agreement, is to be paid to a person who is not the holder of record of such Shares, the amount of any applicable stock transfer taxes will be required to be paid by the record holders or such other person prior to the payment of the $3.25 amount per Share, or such amount as adjusted pursuant to the terms of the Merger Agreement, unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to the Paying Agent. Phar-Mor shall not be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property.

      Six months after the Effective Time, the Paying Agent will deliver to Phar-Mor any cash funds not theretofore disbursed to holders of certificates formerly representing Shares, and thereafter the holders of such certificates shall look to PharMor for any cash payments due in respect of the Shares formerly represented by such certificates. Any amounts remaining unclaimed two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Phar-Mor.


No Shareholders' Appraisal Rights

      Because the Shares were listed on The Nasdaq SmallCap Market on the Record Date, pursuant to Section 910 of the NYBCL, holders of Shares will not be entitled to exercise dissenters' rights if the Merger is approved and consummated.

Purpose of the Merger; Certain Results of the Merger

      The purpose of the transactions contemplated by the Merger Agreement is for Phar-Mor to acquire the entire ownership interest in the Company. The acquisition of the entire ownership interest in the Company has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Phar-Mor.

     As a result of the Merger, the Shareholders will no longer have any continuing interest in the Company, the Common Shares will no longer be traded on The Nasdaq SmallCap Market and the registration of the Common Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Company's reporting obligations thereunder will be terminated. After giving effect to the Merger, Phar-Mor will be the sole shareholder of the Company.

<Page 14>

Accounting Treatment of the Merger

      Phar-Mor will account for the Merger as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Phar-Mor in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Phar-Mor subsequent to the consummation of the Merger.

Certain Legal Matters; Regulatory Approvals

General

      The Company is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the transaction or, except for the filing of a Certificate of Merger with the Department of State of the State of New York, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the Effective Time.

Antitrust

      Under the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the
Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the
"Antitrust Division"). The initial waiting period under the HSR Act expired on January 25, 1999. The Antitrust Division, the FTC and state antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting period does not preclude the Antitrust Division, the FTC or state antitrust enforcement agencies from challenging the transaction on antitrust grounds. Accordingly, at any time before or after the Effective Time, either the Antitrust Division, the FTC or the attorney general of one or more states could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

The Merger Agreement

      The statements made in this Proxy Statement summarizing the Merger Agreement and the terms of the Merger are qualified in their entirety by reference to the text of the Merger Agreement, and are expressly made subject to the more complete information set forth therein. The full text of the Merger Agreement is attached as Annex B and should be read in its entirety.

<Page 15>

The Merger

      If the Merger Agreement is approved by the Shareholders and the other conditions therein have been timely satisfied or waived, Merger Sub will be merged with and into the Company at the Effective Time, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"). The Merger will become effective at such time as a Certificate of Merger is filed with the Department of State of the State of New York in accordance with the applicable provisions of the NYBCL. The
Merger Agreement provides that the Effective Time shall not occur more than ten days after the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger. At the Effective Time, all assets, rights and privileges of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and obligations of the Company and Merger Sub will become the debts, liabilities and obligations of the Surviving Corporation.

      Upon consummation of the Merger, each Share outstanding immediately prior thereto (other than Shares held by the Company as treasury stock or owned by Phar-Mor or any subsidiary of Phar-Mor immediately prior to the Effective Time, which shares will be canceled) will be converted into the right to receive $3.25, subject to the adjustments described below, in cash, without interest. Holders of certificates which formerly represented Shares will thereupon have no continuing interest in, or rights as shareholders of, the Company. At the Effective Time, each Share issued and outstanding prior to the Effective Time (all of which will be converted into the right to receive the Merger Consideration) shall be canceled and retired and cease to exist and each outstanding share of common stock of Merger Sub will be converted automatically into a common share of the Surviving Corporation.


      Employees holding options under the Company's three stock option plans will be entitled to receive from the Surviving Corporation at the Effective Time, the difference between the exercise price of each such option and $3.25, subject to the adjustments described below, multiplied by the number of Common Shares subject to such options (assuming full vesting of all options).

      The Merger Agreement further provides that the directors of the Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation and the officers of the
Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation. The certificate of incorporation and by-laws of the Company as in effect at the Effective Time will be the initial certificate of incorporation and by-laws of the
Surviving Corporation.   See "THE MERGER-Interest of Certain
Persons in the Merger-Indemnification and Insurance".

Adjustments to the Merger Consideration

     The $3.25 per Share payable in respect of each Share upon consummation of the Merger is subject to certain adjustments (the "Per Share Amount"). If the Company ceases to conduct normal retail operations at any store location at which it conducted business on December 17, 1998, and Phar-Mor waives any right it may have to terminate the Merger Agreement as a consequence of such closure(s), the Per Share Amount shall be reduced by an amount equal to $.10 for each such store closing, but in no event shall such reduction in the Per Share Amount exceed $.20. See "THE MERGER-The

<Page 16>

Merger Agreement-Termination and Amendment to the Merger Agreement".

      The Company is also required to prepare and deliver to Phar-Mor, not less than five days prior to the scheduled Effective Time, a consolidated balance sheet of the Company and its subsidiaries dated as of January 31, 1999 (the "Pre-Closing Balance Sheet").
If the Effective Time occurs after March 15, 1999, the Pre-Closing Balance Sheet must be audited by the Company's auditors. If the Pre-Closing Balance Sheet shows that the total assets minus the total liabilities of the Company and its subsidiaries (the "Net Assets") as of January 31, 1999 are less than $1,000,000, then the Per Share Amount shall be reduced $.01 for every full $30,000 by which the Net Assets are less than $1,000,000. If the Net Assets are greater than $5,000,000, then the Per Share Amount shall be increased by $.01 for every full $30,000 by which the Net Assets are greater than $5,000,000. See "THE MERGER-The Merger Agreement-Termination and Amendment to the Merger Agreement".

      If the environmental audits to be obtained by Phar-Mor with respect to (i) all real property owned by the Company and its subsidiaries and (ii) all real property previously or currently leased or owned by the Company and its subsidiaries at which automotive repair services were ever performed reveal that the estimated cost to remediate all environmental liabilities with respect thereto (the "Environmental Liabilities") are greater than $100,000, then the Per Share Amount shall be reduced by $.01 for every full $30,000 by which the Environmental Liabilities exceed $100,000, but in no event shall such reduction in the Per Share Amount exceed $.30. See "THE MERGER-The Merger Agreement-Termination and Amendment to the Merger Agreement".

Representations and Warranties

      The Company, Phar-Mor and Merger Sub made certain representations and warranties to each other in the Merger
Agreement. The Company represents and warrants, among other
matters, its due authorization, corporate authority and
approvals, enforceability of the Merger Agreement, governmental authorizations, capitalization, ownership of subsidiaries,
reports filed with the Securities and Exchange  Commission   (the
"Commission"), financial statements, absence of certain changes, litigation, absence of undisclosed liabilities, compliance with laws, taxes, employee benefits, environmental matters, material agreements, title to properties and labor matters. Phar-Mor and Merger Sub, jointly and severally, represent and warrant, among other matters, its due authorization, corporate authority and approvals, enforceability of the Merger Agreement, litigation and its ability to pay, prior to the Effective Time, the Merger
Consideration and all related fees and expenses.

Covenants of the Company; No Solicitation

      Pursuant to the Merger Agreement, from the date of the
Merger Agreement until the Effective Time, the Company and its subsidiaries have agreed to conduct their business in the
ordinary course consistent with past practice   in all
material respects. In addition, without the consent of Phar-Mor, the Company will not (i) adopt any change in its certificate of incorporation or by-laws, (ii) merge or consolidate with any
other person or acquire a material amount of assets   of   another
person, (iii) sell, lease or otherwise dispose of any material assets or property except pursuant to existing contracts and in the ordinary course of business, or (iv) take any action that would make any representation or warranty of the Company inaccurate at the Effective Time.


<Page 17>

     From the date of the Merger Agreement until its termination, the Company, its subsidiaries and its officers, directors, employees and other agents shall not (i) solicit or initiate inquiries or proposals that constitute, or reasonably would be expected to lead to, an offer or proposal for a merger, consolidation or tender or exchange offer or other business combination involving the Company or any subsidiary of the Company or the acquisition of any substantial debt or equity interest in, or a substantial portion of the assets of the Company or any subsidiary of the Company (an "Acquisition Proposal") or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the books or records of the Company or any subsidiary to any person that the Company believes may be considering making or has made an Acquisition Proposal. However, these restrictions under the Merger Agreement do not prevent the Company and its subsidiaries (i) from taking actions in the ordinary course of business consistent with past practice and not in connection with an Acquisition Proposal or (ii) from furnishing nonpublic information to, or entering into negotiations with any person in connection with an unsolicited bona fide Acquisition Proposal so long as prior to furnishing the information, or entering into negotiations with such person, (a) the Company receives from such person an executed confidentiality agreement and (b) the Board has reasonably concluded that such Acquisition Proposal may constitute a "Superior Proposal", which is defined in the Merger Agreement as a bona fide proposal that the Board determines in its reasonable good faith judgment is more favorable to the Shareholders taken as a whole than the transactions contemplated by the Merger Agreement and with respect to which the Board determines, in its reasonable good faith judgment, after consultation with its financial advisors, that the person making the Acquisition Proposal has the financial means to consummate such proposal. The Company shall notify Phar-Mor within 24 hours after receiving any Acquisition Proposal or any request for nonpublic information by any person which the Company believes is considering making, or has made, an Acquisition
Proposal, indicating the identity of the person making the request and the details thereof.

Conditions to the Merger

      Pursuant to the Merger Agreement, the respective obligations of each of Phar-Mor, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction of the following conditions:
(a) the Merger Agreement shall have been approved by the holders of at least two-thirds of the outstanding Common Shares of the Company; (b) no applicable law or regulation and no judgment, injunction, order and decree shall prohibit the consummation of the Merger; (c) the requisite and third party consents referred to in the Merger Agreement or the schedules thereto shall have been obtained; and (d) no governmental entity shall have issued any order, and there shall not have been adopted or promulgated any statute, rule or regulation prohibiting the consummation of the Merger or limiting or restricting Phar-Mor's conduct or operation of the business of the Company after the Merger in a manner that would have a material adverse effect and no proceeding seeking to prohibit, alter, prevent or materially delay the Merger shall have been instituted.

<Page 18>

     The obligations of Phar-Mor and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) no material adverse effect (as determined pursuant to the Merger Agreement) shall have occurred as a result of the breach by the Company of any of the representations and warranties of the Company, or the failure of the Company to have performed its obligations required under the Merger Agreement; (b) the amount of the Environmental Liabilities shall not be greater than $750,000 in the aggregate; (c) Phar-Mor shall have received the Company's Pre-Closing Balance Sheet showing that as of January 31, 1999 the Net Assets are not less than negative $1,000,000 (and if the Effective Time occurs on or before March 15, 1999, a certificate from the chief financial officer of the Company certifying that such balance sheet is correct and complete in all material respects); and (d) Phar-Mor shall have received all customary documents it may reasonably request relating to the existence of the Company and the authority of the Company with respect to the Merger Agreement.

<BOLD>
     All the foregoing conditions contained in the Merger Agreement can be waived by either party, other than such matters relating to the requisite approval of the Merger by the Shareholders of the Company and matters relating to requisite federal and state governmental filings.
</BOLD>

     Phar-Mor and Merger Sub agreed that the Company may pay to: (i) Jefferies its fees and expenses for the fairness opinion relating to the Merger (not to exceed $250,000 in the aggregate) and (ii) other persons in respect of the Merger (not to exceed $250,000 in the aggregate). None of such payments shall, individually or in the aggregate, have a material adverse effect on the Company or provide Phar-Mor any grounds not to consummate the Merger or make an adjustment to the Merger Consideration.

Termination and Amendment to the Merger Agreement

     Notwithstanding    approval   by   the   requisite  vote  of the
Shareholders of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time: (a) by mutual consent of the Company and Phar-Mor; or (b) by either the Company or Phar-Mor if (i) at the Special Meeting the Merger fails to be approved and adopted by the requisite vote of the Shareholders;
(ii) the Merger has not been consummated by April 30, 1999, provided that no party that has materially breached its obligations under the Merger Agreement shall be entitled to terminate the agreement; or
(iii) there shall be any law or regulation that makes consummation of the Merger illegal or if there is any final and nonappealable judgment, injunction, order or decree enjoining Phar-Mor or the Company from consummating the Merger.

     Phar-Mor has the right to terminate the Merger if (a) a material adverse effect occurs as a result of the Company being in breach of any of its representations contained in the Merger Agreement or the Company fails to have performed its obligations under the Merger Agreement and does not cure, or proceed in good faith to cure, such breach within 10 business days after Phar-Mor delivers notice thereof (provided that at the time the Company would not be entitled to terminate the Merger Agreement as a result of a material adverse effect occurring as a result of Phar-Mor or Merger Sub being in breach of any of its representations or failing to perform its obligations thereunder); the determination of whether any alleged breach of a representation by the Company or the failure of the Company to perform results in a material adverse effect is to be determined pursuant to arbitration; (b) (i) the Company ceases to conduct normal retail operations at two or more store locations (other than a cessation of such operations at the stores located at Poughkeepsie, New York and Ledgewood, New Jersey resulting from the termination of the

<Page 19>

leases for such locations solely by action of the landlord); (ii) the Pre-Closing Balance Sheet shows that the Net Assets are less than negative $1,000,000; and/or (iii) the environmental audits to be obtained by Phar-Mor reveal Environmental Liabilities in excess of $750,000; (c) the Board shall have failed to recommend or shall have withdrawn, or modified or changed in a manner adverse to Phar-Mor, its approval or recommendation of the Merger or shall have failed to include its recommendation in favor the Merger in the proxy statement used to solicit the Shareholders vote with respect to the Merger or shall have recommended or approved a Superior Proposal (the determination by the Board that a proposal constitutes a Superior Proposal shall not be treated as recommending, approving or endorsing a Superior Proposal) or the Company shall have entered into a definitive agreement or a letter of intent or similar agreement providing for a Superior Proposal; or (d) the Company elects not to cause a proxy statement to be mailed to the Shareholders as a result of the failure of Jefferies to confirm the opinion it delivered to the Board as of the date that the proxy statement is mailed to the Shareholders (provided that at the time the Company would not be entitled to terminate the Merger
Agreement as a result of a material adverse effect occurring as a result of Phar-Mor or Merger Sub being in breach of any of its representations contained in the Merger Agreement or failing to perform its obligations thereunder).

     The Company has the right to terminate the Merger Agreement if
(a) a material adverse effect occurs as a result of a breach of one or more of Phar-Mor's or Merger Sub's representations or Phar-Mor or Merger Sub fails to have performed its obligations under the Merger Agreement and does not cure, or proceed in good faith to cure, such breach within 10 business days after the Company delivers notice thereof (provided that at the time Phar-Mor would not be entitled to terminate the Merger Agreement as a result of a material adverse effect occurring as a result of the Company being in breach of one or more of its representations or the failure of the Company to have performed its obligations under the Merger Agreement); (b) before the Special Meeting, the Board shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Phar-Mor its approval or recommendation of the Merger Agreement or the Merger or shall have failed to include in the proxy statement its recommendation in favor of the Merger or shall have recommended or approved or endorsed a Superior Proposal, or the Company shall have entered into a definitive agreement or letter of intent or similar agreement providing for a Superior Proposal with a person other than Phar-Mor or its subsidiaries; (c) the Company elects not to cause the proxy statement to be forwarded to the Shareholders as a result of the failure of Jefferies to confirm the opinion it delivered to the Board as of the date the proxy statement is forwarded to the Shareholders (provided that at such time Phar-Mor is not entitled to terminate the Merger Agreement as a result of the conditions set forth in subsections (a) and (b) of the immediately preceding paragraph); or (d) the Pre-Closing Balance Sheet indicates that the Net Assets are greater than $7,000,000.

     If(i) an Acquisition Proposal is made known to the Company, or has been made directly to the Shareholders or any person shall have publicly announced its intention to make an Acquisition Proposal and thereafter Shareholder approval of the Merger is not obtained or
(ii) the Merger Agreement is terminated by Phar-Mor as a result of the Board failing to recommend or withdrawing, modifying or changing in a manner adverse to Phar-Mor its approval or recommendation of the Merger or recommending or endorsing a Superior Proposal, or the Company shall have entered into a definitive agreement or letter of intent or similar agreement providing for a Superior Proposal, then the Company shall, no later than two days after the day of such termination, pay Phar-Mor a termination fee equal to $2,000,000, plus upon Phar-Mor's request, all reasonable and documented out-of-pocket expenses up to $300,000 incurred by Phar-Mor in connection with the transaction.
If (i) Phar-Mor terminates the Merger Agreement as a result of a material adverse effect occurring due to the breach by the Company of any of its representations and warranties or the failure of the Company to have performed its obligations under the
<Page 20>

Merger Agreement or (ii) the Company terminates the Merger Agreement as a result of the Pre-Closing Balance Sheet showing that the Net Assets are greater than $7,000,000, then the Company shall pay Phar-Mor all reasonable and documented out-of-pocket expenses incurred by Phar-Mor up to $300,000. If, in order to obtain such payment, Phar-Mor commences a suit which results in a judgment against the Company for the termination fees and expenses, the Company shall pay PharMor its reasonable costs and expenses in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      If the Merger Agreement is terminated by the Company as a result of a material adverse effect having occurred as a result of a breach of one or more of the representations and warranties of Phar-Mor or Merger Sub, or Phar-Mor or Merger Sub having failed to have performed its obligations under the Merger Agreement, Phar-Mor shall, no later than two days after the day of such termination by the Company, pay the Company a termination fee equal to $2,000,000, plus upon the Company's request, all reasonable and documented out-of-pocket expenses up to $300,000 incurred by the Company in connection with the transaction. The termination fee is not payable to the Company (i) if the Company shall have materially breached any representation, warranty or covenant in the Merger Agreement and such breach gives Phar-Mor the right to terminate the agreement, or (ii) for any reason other than the specific circumstance described in the immediately preceding sentence. If, in order to obtain such payment, the Company commences a suit which results in a judgment against Phar-Mor for the termination fees and expenses, Phar-Mor shall pay the Company its reasonable costs and expenses in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Phar-Mor's obligation to pay the termination fee to the Company can be offset, in Phar-Mor's discretion, against the obligations of the Company under the $2 million convertible subordinated note payable by the Company to Phar-Mor.

      The Merger Agreement provides that Phar-Mor shall not purchase Common Shares for a period of one year if the Merger is not consummated as a result of Phar-Mor's breach of the Merger
Agreement.

      The Merger Agreement may not be amended except by written agreement of the parties thereto. After the adoption of the Merger Agreement by the Shareholders, no amendment shall, without the further adoption of the Shareholders, alter or change the Merger Consideration or any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Shareholders. No Shareholder approval is necessary if the parties desire to extend the time to consummate the Merger.

<Page 21>

Certain Federal Income Tax Consequences

General

      The following summary addresses the material federal income tax consequences to Shareholders who have their Shares exchanged for the right to receive $3.25 per Share in cash, adjusted as provided in the Merger Agreement (and described elsewhere in this Proxy Statement), as a result of the Merger. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees and who acquired their Shares pursuant to the exercise of incentive stock options or who are entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws.
The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code.
The federal income tax discussion set forth below is included for general information purposes only and is based upon present law.
The precise tax consequences of the Merger will depend on the particular circumstances of the holder.<BOLD>Shareholders are urged to consult their own tax advisors as to the specific federal, state, local, foreign and other tax consequences to them of the proposed transaction.</BOLD>

      The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares exchanged and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under current law, the gain or loss will be calculated separately for each block of Shares exchanged pursuant to the Merger.

       Under the current law, an individual taxpayer who has held a capital asset for more than 12 months generally will be taxed on gain from the sale of that asset at a maximum rate of 20%. The maximum federal tax rate applicable to ordinary income (including dividends and short-term capital gains recognized by individuals) is 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

Withholding

      Unless a Shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such shareholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Merger. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding withholding taxes in general.


<Page 22>

Subordinated Convertible Loan Provided By Phar-Mor

      Upon the execution of the Merger Agreement, Phar-Mor loaned the Company $2,000,000 pursuant to the terms of the Subordinated Convertible Note Purchase Agreement (the "Note Purchase
Agreement") and Subordinated Convertible Promissory Note (the "Note"). The statements made in this Proxy Statement summarizing the Note Purchase Agreement and the Note are qualified in their entirety by reference to the text of the Note Purchase Agreement and the Note, and are expressly made subject to the more complete information set forth therein. The full text of the Note Purchase Agreement and the Note are attached as Annex D to this Proxy Statement and should be read in their entirety.

      Pursuant to the Note, principal and accrued interest thereon at a rate of 11% per annum are due upon the "Maturity Date", which is defined in the Note as the earlier of (i) June 30, 1999 and (ii) a termination of the Merger Agreement if (a) the Board shall have failed to recommend or shall have withdrawn, or modified or changed in a manner adverse to Phar-Mor, its approval or recommendation of the Merger or shall have failed to include its recommendation in favor of the Merger in the proxy statement or shall have recommended or approved a Superior Proposal or if the Company shall have entered into a definitive agreement or a letter of intent or similar agreement providing for a Superior Proposal, or (b) if the Pre-Closing Balance Sheet shows that the Net Assets are greater than $7,000,000.

      The Note is convertible, in whole or in part, at the option of Phar-Mor at any time on or after the Maturity Date into Common Shares ("Note Shares") at a conversion rate of $3.25, subject to customary anti-dilution provisions for stock splits, stock dividends, reorganizations, merger, consolidations, etc.

      Pursuant   to  the  Note  Purchase Agreement, at any time
commencing on the Maturity Date and expiring five years thereafter, the holder(s) of the Note and Note Shares representing in excess of 50% of the Note Shares that are not held by the Company or any affiliate thereof shall have the right, on two occasions, to demand that the Company register the Note Shares for sale under the Securities Act of 1933, as amended (the "Securities Act"). The holder(s) of the Note and Note Shares also has unlimited piggy-back registration rights commencing after the Maturity Date until such time as the Note Shares may be sold by such holder(s) on a basis exempt from the registration requirements of the Securities Act.

INFORMATION CONCERNING THE COMPANY

      During the Company's fourth quarter of its fiscal year ended January 30, 1999, the Company moved its principal offices from its New York city location to its current offices located at 300
Route 18, Midstate Shopping Center, East Brunswick, New Jersey 08816; the telephone number is (732) 698-1166. The Company, a New York corporation, operates a chain of 32 discount drug stores, 13 of which are operated under the name Pharmhouse and 19 of which are operated under the name The Rx Place. The Company's stores are located primarily in the mid-Atlantic and New England states and emphasize a pricing policy of everyday discount prices on all merchandise. The Company maintains one distribution center in Pottstown, Pennsylvania to support its store operations.

<Page 23>

      The Company is subject to the information filing
requirements of the Exchange Act and, in accordance therewith, is obligated to file with the Commission periodic reports, proxy statements and other information relating to its business, financial condition and other matters.  Information as of
particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in reports filed with the Commission or in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information, may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the regional offices of the Commission located at
7 World Trade Center, 13th Floor, New York, New  York.   Copies of
such materials should be obtainable, upon payment of the customary charges, by writing to the Commission's principal office at 450
Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed through an Internet Web site maintained by the Commission at http://www.sec.gov.

      Accompanying and forming a part of this Proxy Statement is the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 1998 and the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended October 31, 1998, August 1, 1998,
May 2, 1998 and the Company's Current Report on Form 8-K, dated December 22, 1998, all of which are incorporated herein by reference.

<BOLD>
      No person is authorized to give any information or to make any representations not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon has having been authorized. The delivery of this Proxy Statement shall not imply that there has been no change in the information set forth herein or in the affairs of the Company or Phar-Mor since the date hereof.
</BOLD>

INFORMATION CONCERNING MERGER SUB AND PHAR-MOR

      Merger   Sub   is a newly formed New York corporation and a
wholly owned direct subsidiary of Phar-Mor. To date, Merger Sub has not conducted any business other than in connection with its formation and capitalization and the transactions contemplated by the Merger Agreement. Merger Sub will have no significant assets or liabilities other than those created pursuant to the Merger Agreement. Because Merger Sub is a newly formed corporation, no meaningful financial information regarding Merger Sub is available.


      Phar-Mor, a Pennsylvania corporation, operates a chain of discount retail drugstores devoted to the sale of prescription and over-the-counter drugs, health and beauty care products, baby products, pet supplies, cosmetics, greeting cards, groceries, beer, wine, tobacco, soft drinks, video rental and seasonal and other general merchandise. As of January 1, 1999, Phar-Mor operated 106 stores in 22 metropolitan markets in 19 states under the name of Phar-Mor. Approximately 52% of Phar-Mor's stores are located in Pennsylvania, Ohio and West Virginia, and approximately
23% are located in Virginia, North Carolina and South Carolina.


<Page 24>

      The principal executive officers of Phar-Mor and Merger Sub are located at 20 Federal Plaza West, Youngstown, Ohio 44501-0400; the telephone number is (330) 746-6641.

      Phar-Mor is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Phar-Mor's directors and officers, their remuneration, stock options granted to them, the principal holders of Phar-Mor's securities and any material interest of such persons in transactions with Phar-Mor is required to be described in proxy statements distributed to Phar-Mor's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed through an Internet Web site maintained by the Commission at http://www.sec.gov.

<BOLD>
      All information contained in this Proxy Statement concerning Phar-Mor and Merger Sub has been supplied by Phar-Mor and has not been independently verified by the Company.
</BOLD>

PRICE RANGE OF THE SHARES; DIVIDENDS

      The Shares are currently listed and traded on The Nasdaq SmallCap Market, a segment of The Nasdaq Stock Market, under the trading symbol "PHSE." The following table sets forth the high and low quotations per Share for each quarterly period during the last two fiscal years as reported on The Nasdaq SmallCap Market.

            FISCAL QUARTER ENDING       High      Low
                                        ----      ----
                 05/03/97               8 1/2     6 1/4
                 08/02/97               9         6
                 11/01/97               7         4 3/4
                 01/31/98               6 1/2     4
                 05/03/98               4 1/4     4 1/4
                 08/02/98               5         4 11/16
                 11/01/98               1           31/32


      On December 16, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement, the high and low sales prices per Share on The Nasdaq SmallCap Market were $1.94
and $1.25.   On  __________, 1999, the last full trading day for
which quotations were available at the time of printing this Proxy Statement, the high and low sales prices per Share on The Nasdaq SmallCap Market were $_________ and $_______.


<Page 25>

     During the past three fiscal years and through the date of this Proxy Statement, the Company has not declared any cash or stock dividends and was, and continues to be, subject to restrictions against the payment of cash dividends under its agreements with its senior and subordinated lenders.

OWNERSHIP  OF  SHARES  BY DIRECTORS, OFFICERS
AND  FIVE  PERCENT SHAREHOLDERS

Security Ownership of Principal Shareholders

      The following table sets forth certain information, as of December 10, 1998, with respect to holdings of the Common Shares by each person known by the Company to be the beneficial owner of more than 5% of the total number of Common Shares outstanding as of that date. Each beneficial owner has sole voting and investment power with respect to the Common Shares set forth opposite his or her name in the following table, except as otherwise disclosed in the footnotes to the table.

Name and Address            Amount and Nature of   Percentage
Beneficial Owner            Beneficial Ownership    of Class
----------------            --------------------   ----------
Anne Brecker                     490,336 (1)             16.2%
860 Broadway
New York, NY 10003

Kenneth A. Davis                 404,658 (2)             13.4%
860 Broadway
New York, NY 10003

Hemisphere                       260,000 (3)              8.6%
Trading Co., Inc.
5796 Shelby Oaks Drive
Memphis, TN 38134-7333

Stephen R. Mittel                158,600 (4)              5.2%
One Sansome Street
San Francisco, CA 94101


* Calculation based upon 3,022,650 Common Shares outstanding as of December 10, 1998 and Common Shares issuable upon options which are exercisable within 60 days (including total non-qualified options of 212,514 and total incentive options of 201,581.

(1)Includes 484,542 shares owned by Mrs. Brecker and 5,794 shares held by trusts, of which she is the trustee, for the benefit of her children. Mrs. Brecker disclaims beneficial ownership of the shares held by such trusts. Does not include 1,281 shares beneficially owned by Mrs. Brecker's husband, Manfred Brecker, the Chairman of the Board of the Corporation, with respect to which Mrs. Brecker disclaims beneficial ownership.

(2)Includes 153,663 shares subject to options granted to Mr. Davis pursuant to Corporation's 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and 64,691 shares subject to options granted pursuant to the Corporation's 1991 Incentive Stock Option Plan (the "Incentive Option Plan"), all of which are exercisable within 60 days. Does not include 122,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

(3)As reported on Amendment #1 to Schedule 13D filed by Hemisphere Trading Co. Inc. ("Hemisphere") on April 7, 1997. According to such Schedule 13D, Hemisphere has shared voting power and shared dispositive power with respect to all 260,000 of these shares.

(4)As reported on a Schedule 13G jointly filed by Mr. Stephen R. Mittel, Nob Hill Capital Management Partners and Nob Hill
   Capital Management, Inc. (the "Mittel Group"), on July 30, 1998. According to such Schedule 13G, the Mittel Group has shared voting power and shared dispositive power with respect to all 158,600 of these shares.

<Page 26>

Security Ownership of Management

    The following table sets forth certain information as of December 10, 1998 with respect to holdings of the Common Shares beneficially owned by (i) each of the Corporation's directors,
(ii) the chief executive officer of the Company during 1997,
(iii) the other most highly compensated executive officers whose annual salary and bonus during 1997 exceeded $100,000 and (iv) all officers and directors of the Company as a group.

Name of                      Amount and Nature of   Percentage
Beneficial Owner             Beneficial Ownership   of Class*
------------------           --------------------   ----------
Manfred Brecker                  1,281 (1)               *

Kenneth A. Davis               404,658 (2)             13.4%

Joseph Keller                  108,153 (3)              3.6%

Marcie B. Davis                122,472 (4)              4.1%

Richard A. Davis                52,000 (5)              1.7%

Daniel Thigpen                   6,597 (6)               *

Melvin Katz                     11,392                   *

Michael A. Feder                10,932                   *

Peter Gerard                    10,932                   *

Raymond L. Steele               12,311                   *

Officers and directors as      766,117 (7)             25.3%
a group (consisting
of 12 persons)


*    Less than 1%

(1)Does not include 484,542 shares owned by Mr. Brecker's wife, Anne Brecker, or 5,794 shares held by trusts for the benefit of Mr. Brecker's adult children, of which his wife is the trustee. Mr. Brecker disclaims beneficial ownership of the shares held by his wife and shares held by the trusts.

(2)Includes 153,663 shares subject to options granted to Mr. Davis pursuant to the Corporation's Non-Qualified Plan and 64,691 shares subject to options granted pursuant to the Corporation's Incentive Option Plan, all of which are exercisable within 60 days. Does not include 122,472 shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.

<Page 27>

(3)Includes 12,874 shares subject to options granted to Mr. Keller under the Non-Qualified Plan and 26,000 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days.

(4)Includes   42,299  shares  subject to options   granted   to   Ms.
   Davis pursuant to the Corporation's Non-Qualified Plan and 17,379 shares subject to options granted under the Incentive
   Option Plan, all of which are exercisable within 60 days. Does not include 404,658 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.

(5)Includes   50,000  shares  subject to options   granted   to   Mr.
   Richard   A.   Davis   pursuant  to the  Corporation's   Incentive
   Option Plan, all of which are exercisable within 60 days.

(6)Includes 5,402 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days.

(7)Includes an aggregate of 215,514 shares subject to options granted under the Corporation's Non-Qualified Plan and 169,702 options granted under the Incentive Option Plan, all of which are exercisable within 60 days.

<Page 28>

INDEPENDENT PUBLIC ACCOUNTANTS

    A representative of PricewaterhouseCoopers LLP, the Company's independent certified public accountants for the current fiscal year, is not expected to be present at the Special Meeting.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

    Because of the matters to be acted upon at the Special
Meeting, the date for the next Annual Meeting has not been established. If the Merger is approved, no further Shareholders' meetings will be convened by the Company. However, if it is not approved, the Board will make provisions of presentation of proposals by shareholders at the next Annual Meeting, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Commission. Shareholder proposals intended to be submitted for presentation at the next Annual Meeting of shareholders of the Company (anticipated to be held in July 1999 if the Merger is not consummated) must be in writing and must be received by the Company at its executive offices by no later than May 15, 1999.

PROXY SOLICITATION; REVOCATION OF PROXIES

    Proxies are being solicited by and on behalf of the Board. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

<BOLD>
    It is urged that proxies be returned promptly. Therefore, Shareholders are urged to fill in, sign and return the accompanying form of proxy in the enclosed envelope.

    Any Shareholder who has given a proxy may revoke it by written notice addressed to and received by the Secretary of the Company prior to its exercise, or by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting. The mere presence at the Special Meeting of the person appointing a proxy does not revoke the prior grant of a proxy.
</BOLD>

<page 29>

OTHER MATTERS

   The Board is not aware of any matters to be presented for action at the Special Meeting other than the matters referred to above and does not intend to bring any other matters before the Special Meeting. However, if other matters should properly come before the Special Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.

     All documents filed by the Company pursuant to Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                  BY ORDER OF THE BOARD OF DIRECTORS


                                  Kenneth A. Davis
                                  President, Chief Executive Officer
                                  and Chief Operating Officer




                           REVOCABLE PROXY

                           PHARMHOUSE CORP.

X  PLEASE MARK VOTES
   AS IN THIS EXAMPLE

SPECIAL MEETING OF SHAREHOLDERS  Authorization, For Against Abstain
         MARCH 3, 1999           Approvaland adoption of an
 THIS PROXY IS SOLICITED BY      Agreement and Plan of Merger dated
  THE BOARD OF DIRECTORS         December 17, 1998 among the Company,
                                 a New York corporation, Phar-Mor, Inc.
                                 a Pennsylvania corporation ("Phar-Mor"),
                                 and Pharmacy Acquisition Corp., a New
     The undersigned hereby      York corporation and wholly owned
appoints Kenneth A. Davis and    subsidiary of Phar-Mor ("Merger Sub"),
Joseph Keller as proxies, each   pursuant to which (1) Merger Sub would
with power to appoint his        be merged with and into the Company
substitute, and hereby           with the Company surviving the merger,
authorizes  each of them to      and (2) each outstanding share of the
represent and vote all the       Company's common stock, par value $.01
shares of common stock of        per share, would be converted into the
Pharmhouse Corp. (the "Company)  right to receive $3.25 in cash, subject
held of record by the            to certain adjustments described in the
undersigned on January 13, 1999, Proxy Statement.

That the undersigned would be
entitled to vote if personally       THE BOARD OF DIRECTORS UNANIMOUSLY
present at the Special Meeting   RECOMMENDS A VOTE "FOR" THE ABOVE
to be held on March 3,           PROPOSAL
1999, or at any adjournment or

postponement thereof, (1) as         The shares represented by this proxy
specified herein the matter      will be voted as directed by the
listed herein and more fully     shareholder.  If NO DIRECTION IS GIVEN,
described in the Notice of       SHARES WILL BE VOTED FOR THE PROPOSAL.

Special Meeting and Proxy        THIS PROXY WILL BE VOTED FOR THE
Statement of said meeting,       PROPOSAL UNLESS INSTRUCTIONS TO THE
receipt of which is              CONTRARY ARE INDICATED.  Please note
acknowledged, and (2) in their   that abstaining from the vote on the
discretion on such other matters proposal will have the same effect as a as may properly come before the vote AGAINST the proposal.

Meeting or any adjournment or    Please sign exactly as your name
postponement thereof.            appears on this Proxy.  When shares are
                                 held by joint tenants, both should sign.

                                 When signing as attorney, executor,
Please be sure to  ---------     administrator, trustee or guardian,
sign and date this  Date         please give full title as such.  If a
Proxy in the box below           corporation, please sign in full
------------------------         corporate name by an authorized officer.

                                 If a partnership, please sign in
   Shareholder     Co-holder     partnership name by an authorized
   sign above    (if any) sign   person.
                   above



   Detach above card, sign, date and mail in postage paid envelope provided.



                          PHARMHOUSE CORP.

                 Route 18, Midstate Shopping Center

                      East Brunswick, NJ 08816



                         PLEASE ACT PROMPTLY

                SIGN< DATE AND MAIL YOUR PROXY TODAY.



                          TABLE OF CONTENTS
                                                     Page
INTRODUCTION                                           1
     General                                           1
     Voting at the Special Meeting                     2
THE MERGER                                             2
     Background of the Merger                          2
Recommendation of the Special Committee and the Board  4
     Opinion of Jefferies                              6
     Interests of Certain Persons in the Merger        8
     Jefferies' Other Relationships                    8
          Agreements with Executive Officers           8
          Stock and Option Holdings of Directors
          and Officers   10 Voting Agreements         10
          Indemnification and Insurance               11
     Payment of Merger Consideration for the Shares   12
     No Shareholders' Appraisal Rights                13
     Purpose of the Merger; Certain Results of
     the Merger                                       13
     Accounting Treatment of the Merger               13
     Certain Legal Matters; Regulatory Approvals      13
          Antitrust                                   14
     The Merger Agreement                             14
          The Merger                                  14
          Adjustments to the Merger Consideration     15
          Representations and Warranties              16
          Covenants of the Company; No Solicitation   16
          Conditions to the Merger                    17
          Termination and Amendment to the Merger
          Agreement                                   17
     Certain Federal Income Tax Consequences          20
          Withholding                                 21
     Subordinated Convertible Loan Provided By
     Phar-Mor                                         21
INFORMATION CONCERNING THE COMPANY                    22
INFORMATION CONCERNING MERGER SUB AND PHAR-MOR        22
PRICE RANGE OF THE SHARES; DIVIDENDS                  23
OWNERSHIP OF SHARES BY DIRECTORS, OFFICERS
AND FIVE PERCENT SHAREHOLDERS                         24
     Security Ownership of Principal Shareholders     24
     Security Ownership of Management                 25
INDEPENDENT PUBLIC ACCOUNTANTS                        27
SHAREHOLDER PROPOSALS FOR ANNUAL MEETING              27

PROXY SOLICITATION; REVOCATION OF PROXIES             27

OTHER MATTERS                                         28

ANNEXES
     ANNEX A   -    OPINION OF JEFFERIES & COMPANY, INC.
     ANNEX B   -    AGREEMENT AND PLAN OF MERGER
     ANNEX C   -    VOTING AND PAYMENT AGREEMENT
     ANNEX D   -    NOTE PURCHASE AGREEMENT AND PROMISSORY NOTE

     FORM 10-K/A FOR THE FISCAL YEAR ENDED JANUARY 31, 1998 FORM 10-Q/A FOR THE FISCAL QUARTER ENDED MAY 2, 1998
     FORM 10-Q/A FOR THE FISCAL QUARTER ENDED AUGUST 1, 1998 FORM 10-Q/A FOR THE FISCAL QUARTER ENDED OCTOBER 31, 1998 CURRENT REPORT ON FORM 8-K DATED DECEMBER 22, 1998